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                                                                     OMB APPROVAL
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                                                           OMB Number:          3235-0145
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                            Crossroads Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock par Value $0.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   22765D 10 0
                      -------------------------------------
                                 (CUSIP Number)

                                October 25, 1999
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

               Rule 13d-1(b)
         -----

           X   Rule 13d-1(c)
         -----

               Rule 13d-1(d)
         -----

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)             Page 1 of 5 pages

CUSIP NO. 22765D 10 0

--------------------------------------------------------------------------------
       1.  Name of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).
           Brian R. Smith
           .....................................................................
--------------------------------------------------------------------------------
       2.  Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               .................................................................
           (b)   XXX
               .................................................................
--------------------------------------------------------------------------------
       3.  SEC Use only
                        ........................................................
--------------------------------------------------------------------------------
       4.  Citizenship or Place of Organization   U. S. Citizen
                                                  ..............................
--------------------------------------------------------------------------------
Number of           5.  Sole Voting Power    4,450,000 shares of Common Stock
Shares                                       ...................................
Beneficially        6.  Shared Voting Power
Owned by Each                                ...................................
Reporting           7.  Sole Dispositive Power  4,450,000 shares of Common Stock
Person With:                                    ................................
                    8.  Shared Dispositive Power
                                                 ...............................
--------------------------------------------------------------------------------
   9.  Aggregate Amount Beneficially Owned by Each Reporting Person    4,450,000
                                                                       .........
  10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)
                          ......................................................
  11.  Percent of Class Represented by Amount in Row (9) 16.7% as of January 27,
                                                         2000
                                                         .......................
--------------------------------------------------------------------------------
  12.  Type of Reporting Person (See Instructions)
                                                   .............................
--------------------------------------------------------------------------------
       IN
 ................................................................................

 ................................................................................

 ................................................................................

 ................................................................................

 ................................................................................

 ................................................................................
--------------------------------------------------------------------------------




                               Page 2 of 5 pages

ITEM 1.

     (a)   Name of Issuer           Crossroads Systems, Inc.

     (b)   Address of Issuer's Principal Executive Offices
                                              9390 Research Blvd., Ste. II-300
                                              Austin, Texas  78759


ITEM 2.

     (a)   Name of Person Filing    Brian R. Smith

     (b)   Address of Principal Business Offices or, if none, Residence
                                              c/o Crossroads Systems, Inc.
                                              9390 Research Blvd., Ste.  II-300
                                              Austin, Texas 78759

     (c)   Citizenship U.S.A.

     (d)   Title of Class of Securities   Common Stock, par value $0.001

     (e)   CUSIP Number   22765D 10 0


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         This Statement is not being filed pursuant to Rule 13d-1(b) or 13d-2(b).


                                Page 3 of 5 pages

ITEM 4.  OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a)    Amount Beneficially Owned:       4,450,000       .
                                            -----------------

    (b)    Percent of Class:    16.7% as of January 27, 2000.
                                -----------------------------

    (c)    Number of shares as to which such person has:
          (i)    Sole power to vote or to direct the vote:     4,450,000       .
                                                               -----------------
          (ii)   Shared power to vote or to direct the vote:                   .
                                                               -----------------
          (iii)  Sole power to dispose or to direct the disposition of:
                                                               4,450,000       .
                                                               -----------------
          (iv)   Shared power to dispose or to direct the disposition of:
                                                                               .
                                                               -----------------

     Instruction: For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d-3(d)(1).
--------------------------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not Applicable.


                                Page 4 of 5 pages

ITEM 10.  CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

                                                 February 14, 2000
                                                 -------------------------------
                                                 Date

                                                 /s/ Brian R. Smith
                                                 -------------------------------
                                                 Signature

                                                 Brian R. Smith
                                                 -------------------------------
                                                 Name/Title


   ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)




                                Page 5 of 5 pages